Exhibit 10.2

JOURNAL MEDIA GROUP, INC.
EXECUTIVE ANNUAL INCENTIVE PLAN

1.    Purpose of the Plan; Effective Date.

The purpose of this Journal Media Group, Inc. Executive Annual Incentive Plan (this “Plan”) is to promote the interests of Journal Media Group, Inc. (the “Company”) and its shareholders by providing incentive compensation for certain designated key executives and employees of the Company and its subsidiaries.

Pursuant to the terms of the Employee Matters Agreement, this Plan was adopted effective immediately prior to the Distribution Time (as defined in the Master Transaction Agreement) by the Board (the “Effective Date”).

2.    Definitions.

As used in this Plan, the following capitalized terms have the respective meanings set forth in this section:

(a)
Affiliate: Any Person controlling or under common control with the Company or any Person of which the Company directly or indirectly has Beneficial Ownership of securities having a majority of the voting power.

(b)	Award: A periodic cash incentive award granted pursuant to the Plan.

(c)	Beneficial Owner: As such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

(d)	Board: The Board of Directors of the Company.

(e)	Change in Control: Has the meaning given that term in the Journal Media Group Inc. Long-Term Incentive Plan, as amended from time to time.

(f)	Change in Control Protection Period: The period commencing upon the occurrence of a Change in Control through and until the second anniversary of the occurrence of a Change in Control.

(g)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)	Committee: The Compensation Committee of the Board, or any successor thereto, or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(i)	Company: Has the meaning given that term in Section 1.

(j)	Covered Employee: An employee who is, or who is anticipated to become, a covered employee, as such term is defined in Section 162(m) of the Code (or any successor section thereto).

(k)	Effective Date: Has the meaning given that term in Section 1.

(l)
Employee Matters Agreement: The Employee Matters Agreement, by and among The E.W. Scripps Company, Desk Spinco, Inc., Desk NP Operating, LLC, Journal Communications, Inc., Boat Spinco, Inc., and Boat NP Newco, Inc., dated as of July 30, 2014.

(m)	Exchange Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(n)
Incumbent Director: A member of the Board on the Effective Date, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director.

(o)
Master Transaction Agreement: The Master Transaction Agreement, by and among The E. W. Scripps Company, Scripps Media, Inc., Desk Spinco, Inc., Desk NP Operating, LLC, Desk NP Merger Co., Desk BC Merger, LLC, Journal Communications, Inc., Boat Spinco, Inc., Boat NP Merger Co., and Boat NP Newco, Inc., dated as of July 30, 2014.

(p)	Participant: A Covered Employee of the Company or any of its subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(q)	Performance Period: The calendar year or any other period that the Committee, in its sole discretion, may determine.

(r)	Person: As such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act or any successor sections thereto.

(s)	Plan: Has the meaning given that term in Section 1.

(t)
Separation from Service: A “separation from service” as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any Affiliate to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

(u)	Shares: Shares of common stock of the Company, $0.01 par value per share.

3.    Administration.

The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee shall have the authority to select the Covered Employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award), to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance goals in respect of such Performance Periods and to certify that such performance goals were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. To the extent consistent with the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more employees of the Company or any of its subsidiaries the authority to take actions on its behalf pursuant to the Plan.

4.    Eligibility and Participation.

The Committee shall designate those persons who shall be Participants for each Performance Period. Participants shall be selected from among the Covered Employees of the Company and any of its subsidiaries who are in a position to have a material impact on the results of the operations of the Company or of one or more of its subsidiaries.

5.    Awards.

(a)
Performance Goals. A Participant’s Award shall be determined based on the attainment of written performance goals approved by the Committee for a Performance Period established by the Committee (i) while the outcome for the Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the performance goal relates (or within such shorter period as may be required by Section 162(m) of the Code). The Committee reserves the right to adjust any performance goals for unusual or unplanned items, favorable or unfavorable. The performance goals, which must be objective, shall be based solely upon one or more or the following criteria: revenue; sales; profit (net profit, gross profit, operating profit, segment profit, economic profit, profit margins or other corporate profit measures); earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures); net income (before or after taxes, operating income or other income measures); cash (cash flow, cash generation or other cash measures); stock price or performance; total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price); economic value added; return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales); operating margins; dividend payments; market share; improvements in capital structure; expenses (operating expenses, expense management, expense ratio, expense efficiency ratios or other expense measures); business expansion or consolidation (acquisitions and divestitures); internal rate of return or increase in net present value; working capital targets relating to inventory and/or accounts receivable; productivity measures; cost reduction measures; strategic plan development and implementation; operating measures (such as growth in circulation, growth in subscribers and market share); internal measures such as achieving a diverse workforce; growth in digital products or competencies; and new product development.

The foregoing criteria may relate to the Company, one or more of its subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis or be relative to the Company’s annual budget, one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum Award to any Participant under the Plan with respect to any Performance Period shall be $1,500,000.

(b)
Payment. After the end of each Performance Period, the Committee shall determine whether the applicable performance goals have been met with respect to that Performance Period and, if so, shall so certify the amount of any Award payable to each Participant with respect to such Performance Period. No Awards will be paid for any Performance Period until such certification is made by the Committee. The amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee. The amount of the Award determined by the Committee for a Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period, but in no event later than March 15 of the calendar year immediately following the end of the Performance Period.

(c)
Compliance with Section 162(m) of the Code. The provisions of this Section 5 shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its subsidiaries of the payment of Awards; provided, however, that the Committee may, in its sole discretion, administer the Plan in violation of Section 162(m) of the Code.

(d)
Termination of Employment. If a Participant dies, retires, is assigned to a different position, is granted a leave of absence, or if the Participant’s employment is otherwise terminated (except with cause by the Company, as determined by the Committee in its sole discretion) during a Performance Period (other than during a Change in Control Protection Period), a pro rata share of the Participant’s award based on the period of actual participation shall be paid to the Participant after the end of the Performance Period, but in no event later than March 15 of the calendar year immediately following the end of the Performance Period, if it would have become earned and payable had the Participant’s employment status not changed; provided, however, that the amount of the Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula (including zero), at the discretion of the Committee.

6.    Amendments or Termination.

The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration or termination shall be made which would materially impair any of a Participant’s rights under any Award theretofore granted to a Participant under the Plan without such Participant’s consent; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Section 162(m) of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions of Section 11(b) of the Plan during a Change in Control Protection Period.

7.     No Right to Employment.

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its subsidiaries.

8.    Nontransferability of Awards.

An award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

9.    Tax Withholding.

The Company and its subsidiaries shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company and its subsidiaries are required to be withheld with respect to such payments.

10.    Forfeiture and Reduction of Awards.

Each Award granted to a Participant under the Plan shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company as in effect from time to time, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission or the New York Stock Exchange. Moreover, notwithstanding anything to the contrary herein, the Committee, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its subsidiaries by the Participant.

11.    Adjustments Upon Certain Events.

(a)
Generally. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to any affected terms of outstanding Awards.

(b)
Change in Control. In the event that a Participant incurs a Separation from Service during both (i) a given Performance Period (the “Affected Performance Period”) and (ii) a Change in Control Protection Period, then such Participant shall receive an Award for the Affected Performance Period as if the performance goals for such Performance Period had been achieved at 100%, pro-rated based on the period of actual participation during the Affected Performance Period. The Award shall be paid to the Participant within 30 days following the date of his or her Separation from Service; provided, however, that if the Participant is a “specified employee,” as determined under the Company’s policy for determining specified employees, on the date of his or her Separation from Service, then to the extent required in order to comply with Section 409A of the Code, the Award shall instead be paid within 10 days after the first business day following the six month anniversary of such Separation from Service (or, if the Participant dies during such six-month period, within 10 days after the Participant’s death).

12.    Compliance with Section 409A.

It is intended that the payments of Awards provided under this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.

13.    Miscellaneous Provisions.

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

14.    Choice of Law.

The Plan shall be governed by the laws of the State of Wisconsin, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

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